EXHIBIT 10.03

ITT CORPORATION
2011 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of the 4th day of March, 2014, by and between ITT Corporation. (the “Company”) and _______________ (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on March 4, 2014 (the “Grant Date”) to the Grantee of _______________ Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in Shares of common stock (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock). Notwithstanding the foregoing, the number of Restricted Stock Units awarded hereunder may be reduced in the event that the Participant terminates with the Company due to Normal Retirement at any time within the twelve (12) month period beginning on the Grant Date. In such an event, the number of Restricted Stock Units for all purposes under this Agreement shall thereafter equal the number of Restricted Stock Units granted herein multiplied by a fraction, the numerator of which is the number of full months in such twelve (12) month period that were completed before the Participant’s termination and the denominator of which is 12.

The Restricted Stock Units represent an unfunded, unsecured right to receive Shares (and dividend equivalent payments pursuant Section 2(b) hereof) in the future if the conditions set forth in the Plan and this Agreement are satisfied.

2.	Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:

(a)
Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.

(b)
Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units or any Shares that may be delivered hereunder, including without limitation any right to vote such Shares or to receive dividends. Dividend equivalents shall be earned with respect to each Restricted Stock Unit that vests. The amount of dividend equivalents earned with respect to each such Restricted Stock Unit that vests shall be equal to the total dividends declared on a Share where the record date of the dividend is between the Grant Date of this Award and the date a Share is issued upon vesting of the Restricted Stock Unit. Any dividend equivalents earned shall be paid in cash to the Grantee when the Shares subject to the vested Restricted Stock Units are issued. No dividend equivalents shall be earned or paid with respect to any Restricted Stock Units that do not vest. Dividend equivalents shall not accrue interest.

(c)
Vesting of Restricted Stock Units and Payment. Subject to earlier vesting pursuant to subsection 2(d) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) on March 4, 2017, provided the Grantee has been continuously employed by the Company or an Affiliate on a full-time basis from the Grant Date through the date the Restricted Stock Units vest. Except as provided in subsections 2(i)(i) and 2(ii)(ii) below, upon vesting of the Restricted Stock Units (including vesting pursuant to subsection 2(d) below), the Company will deliver to the Grantee (i) one Share for each vested Restricted Stock Unit, with any fractional Shares resulting from proration pursuant to subsection 2(d)(ii) to be rounded to the nearest whole Share (with 0.5 to be rounded up) and (ii) an amount in cash attributable to any dividend equivalents earned in accordance with subsection 2(b) above, less any Shares withheld in accordance with subsection 2(e) below. For the avoidance of doubt, continuous employment of a Grantee by the Company or an Affiliate for purposes of vesting in the Restricted Stock Units granted hereunder shall include continuous employment with the Company for so long as the Grantee continues working at such entity.

(d)
Effect of Termination of Employment. If the Grantee's employment with the Company and its Affiliates is terminated for any reason and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), any Restricted Stock Units that are not vested at the time of such separation from service shall be immediately forfeited except as follows:

(i)
Separation from Service due to Death or Disability. If the Grantee's separation from service is due to death or Disability (as defined below), the Restricted Stock Units shall immediately become 100% vested as of such separation from service. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(ii)
Separation from Service due to Early Retirement or Separation from Service by the Company for Other than Cause. If the Grantee's separation from service is due to Early Retirement (as defined below) or an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than Cause, a prorated portion of the Restricted Stock Units shall immediately vest as of such separation from service. For these purposes,

(A)
the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of full months during which the Grantee has been continually employed since the Grant Date (not to exceed 36 in the aggregate) and the denominator of which is 36 (for avoidance of doubt, the period during which the Grantee may receive severance in the form of salary continuation or otherwise shall not affect the determination of the date of the Grantee’s separation from service or the date of delivery of any Shares or dividend equivalent payments); and

(B)	full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.
For purposes of this Agreement, the term “Early Retirement” shall mean any termination of the Grantee’s employment after the date the Grantee attains age 55 and completes 10 or more years of Effective Service (as such term is defined in the ITT Corporation Retirement Savings Plan). The term “Cause” shall means “cause” as defined in any employment agreement then in effect between the Grantee and the Company, or if not defined therein, or if there is no such agreement, the Grantee’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Grantee knows or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Grantee’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Grantee’s supervisor, as determined by the Company or an affiliate; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; (g) the Grantee’s violation of any of the applicable provisions of subsection 2(h) of this Agreement; or (h) material breach of any confidentiality or non-competition covenant entered into between the Grantee and the Company or an affiliate. The determination of the existence of Cause shall be made by the Company in good faith, and such determination shall be conclusive for purposes of this Agreement.

(iii)
Separation from Service Due to Normal Retirement. If the Grantee’s separation from service is due to Normal Retirement (as defined below), the Grantee’s Restricted Stock Units will continue to vest in accordance with the vesting provisions of subsection 2(c) above, but only if the Grantee satisfies the applicable provisions set forth in subsection 2(h) below after such separation from service. If the Grantee violates the aforementioned provisions, the Grantee shall forfeit any remaining unvested Restricted Stock Units. For purposes of this Agreement, the term “Normal Retirement” shall mean any termination of the Grantee’s employment after (A) the date the Grantee attains age 62 and completes 10 or more years of Effective Service (as such term is defined in the ITT Corporation Retirement Savings Plan) or, if earlier, (B) the date the Grantee attains age 65.

(iv)
Separation from Service After an Acceleration Event. If the Grantee’s employment is terminated on or within two (2) years after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than Cause, as defined herein, and not because of the Grantee’s Early or Normal Retirement, Disability, or death, or (B) by the Grantee because of Good Reason, then any unvested Restricted Stock Units shall immediately become 100% vested. For this purpose, the term “Good Reason” shall mean (i) without the Grantee’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Grantee, (a) a reduction in the Grantee’s annual base compensation (whether or not deferred), (b) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (c) any other action by the Company or its affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (ii) without the Grantee’s express written consent, the Company’s requiring the Grantee’s primary work location to be other than within twenty-five (25) miles of the location where the Grantee was principally working immediately prior to the Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company notice thereof prior to such date.

(e)
Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Shares and payment of dividend equivalents shall be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional Share being withheld, the number of Shares so withheld shall be rounded up to the nearest whole Share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of Shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(f)
Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. The Committee shall be authorized to make all necessary interpretations concerning the provisions of this Agreement and the proper application of those provisions to particular fact patterns, including but not limited to the basis for the Grantee’s termination of employment, and any such interpretation shall be final. Terms used herein and not otherwise defined shall be as defined in the Plan.

(g)
Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(h)
Non-Competition, Non-Solicitation and Non-Disparagement. In consideration of the Company entering into this Agreement with the Grantee, the Grantee agrees that throughout his or her term of employment with the Company and for a period of twelve (12) months following the Grantee’s date of termination with the Company, the Grantee shall not, directly or indirectly, divert or attempt to divert or assist others in diverting any business of the Company by soliciting, contacting or communicating with any customer or supplier of the Company with whom the Grantee has direct or indirect contact or upon termination of employment has had direct or indirect contact during the twelve (12) month period immediately preceding the Grantee’s date of termination with the Company. The Grantee further agrees that for a period of twelve (12) months following his or her date of termination with the

Company the Grantee shall not, directly or indirectly, solicit, induce, attempt to induce or assist others in attempting to induce any employee of the Company with whom the Grantee has worked or had material contact with, during the twelve (12) month period immediately preceding the termination of the Grantee’s employment, to leave the employment of the Company or a subsidiary of the Company or to accept employment or affiliation with any other company or firm of which the Grantee becomes an employee, owner, partner or consultant. The Grantee agrees that throughout his or her term of employment with the Company and for a period of twelve (12) months following the Grantee’s date of termination that the Grantee will not make any statements, orally or in writing, cause to be published or in any way disseminate any information concerning the Company or any subsidiaries of the Company concerning the Company’s business, business operations or business practices that in any way, in form or substance, harms, disparages or otherwise casts an unfavorable light upon the Company or any subsidiaries of the Company or upon any of their reputations or standing in the business community or the community as a whole.

(i)
Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

(j)
Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.

(ii)
It is intended that this Agreement shall comply with the provisions of Section 409A, or an exception to Section 409A, to the extent applicable, so as not to subject the Grantee to the payment of interest and taxes under Section 409A. Accordingly, any payments to be made upon a vesting event (i.e., the expiration of the Period of Restriction) under this Agreement shall be made no later than March 15th of the year after the year in which the Period of Restriction expires. Further, any reference to termination of employment, Early Retirement, Normal Retirement, separation from service, or similar terms under this Agreement shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of the 4th day of March, 2014.
Agreed to:                                ITT CORPORATION
_____________________________
Optionee

Dated: _________________                        Dated: March 4, 2014